Exhibit 99.1

Matthew E. Monaghan
Chairman, President and Chief Executive Officer

April 13, 2020

Dear Fellow Shareholders:
We are preparing this annual report in a global environment of unprecedented change and uncertainty. We hope that you, your families and communities are keeping safe. Invacare is proud to have a vital role in combating the COVID-19 pandemic as many of our devices are essential to patient care. We are taking necessary precautions to ensure our associates are safe and that we remain capable of producing the products that support the public health effort.
This annual report reflects on another year of positive improvements to the performance of our company in our multi-year plan to restore our industry leadership and financial performance as we take actions in 2020 to keep pace with rapidly changing circumstances.
I hope you are able to take the time to read the enclosed report and appreciate all the great work our thousands of associates are undertaking to continue improving our company’s performance while supporting the urgent, unprecedented actions in our pandemic response.

In 2019, Invacare reached a milestone, celebrating its 40th anniversary as a company devoted to helping make life’s experiences possible for people with disabilities. While our mission remains the same over the past four decades, the way we operate to fulfill our commitments continues to change and improve. Last year was another year of significant transformation. In the past 12 months, we launched new products in every category, we offset most of the impact of prior tariffs and expanded margins, and we measurably reduced SG&A expenses. Our operating improvements yielded substantially better cash flow and we reduced debt. Importantly, these achievements tracked along our projected path to profitability and reinforced a strong foundation for the future.
Transformation Highlights
Our improved 2019 full year performance was driven by key transformational initiatives focused on product innovation and sales mix, process improvements and expanding balance sheet flexibility.
Starting with product innovation and sales mix, we made significant adjustments to our portfolio by discontinuing certain legacy products to focus on more valuable parts of our portfolio. We introduced new products that offer greater customer and clinical benefits in all categories. These innovations were driven by a customer-centric development process, resulting in new competitive offerings and feature-rich products that address core patient needs in new ways.
We also made measurable progress expanding gross margins by simplifying processes and streamlining how we work. We successfully mitigated the majority of tariff-driven cost increases with supply chain improvements, leveraging the benefits of our network of factories and suppliers. We completed the European production transfers from prior periods and saw the benefits in customer service and cost. Also, we significantly reduced SG&A expense with better alignment of resources.

Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com

Importantly, we began our multi-year global program to modernize our information technology (IT) systems. This project should improve the ease with which we transact with customers. It will modernize the tools we have to manage our operations, improve systems reliability and lower the cost of IT.
Overall, these actions led to meaningfully improved financial performance. For the full year 2019, our operating loss improved by 43% which led to a significant improvement in adjusted EBITDA and free cash flow usage.
Additionally, we improved our capital structure and strengthened our balance sheet. In the third quarter of 2019, we reduced the total debt outstanding by repurchasing $16 million of convertible notes at a discount to par, and in the fourth quarter of 2019, we extended a majority of the 2021 convertible notes to a new maturity date of November 2024 at the same interest rate. These actions enhance our financial flexibility as we continue our business transformation.
Last year’s actions directly increased profitability and reflected our increased attention on lessening the environmental impact in our communities. We increasingly strive to operate in a socially responsible manner with how we source raw materials and energy, how we use recycled content and ways we improve how products are disposed. In the past year, we launched a component recycling program to reduce solid waste and expanded renewable energy contracts to power our operations. We have great engagement with our associates and their fountain of ideas for further actions.
It is vital to have a diverse Board of Directors with different perspectives on how to guide the business and tackle tough issues. We have an engaged Board that does just that and reflects a broad cross section of society, with 50% women independent directors and other members that bring other forms of diversity. Whether it is on our Board of Directors or in any of our locations, we believe that diversity will make us a stronger, more resilient company.
Looking Ahead
The actions we took in 2019 will enable us to continue executing our transformation plan in 2020. Over the next 12 months, we will do our part to combat the COVID-19 pandemic, help the communities where we work and continue improving Invacare’s performance.
We continue to act with a purpose that echoes the same motivation of our company’s founders 40 years ago. We share their passion to help people get the most out of life. And, we will continue to work to ensure Invacare thrives in the future.
On behalf of the Invacare family, I want to express my gratitude to our shareholders for your continued support. We are working hard to make Invacare strong.

Sincerely,
Matthew E. Monaghan
Chairman, President and Chief Executive Officer